EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Date:                September 5, 2008,

Contact:           Dan Ayscue      dan.ayscue@alliancebankandtrust.com

Alliance Bank and Trust Company Announces the Departure of the CEO

GASTONIA, NC – Wayne F. Shovelin, Board Chairman of Alliance Bank and Trust and its parent company, AB&T Financial Corporation (ABTO), today announced the departure of G. William Sudyk, President and CEO, to pursue other interests. “The Board of Directors is appreciative of his leadership and wishes him well in his future endeavors,” Shovelin added. Sudyk was the organizing CEO for Alliance Bank and Trust which was chartered in 2004 as a full service community bank.

“Mr. Sudyk made many contributions in the organization’s growth and development,” said Shovelin. “During his tenure, Alliance Bank and Trust expanded to four branches and is poised for expansion into Mt. Holly.” “The Bank is extremely well positioned versus its peers,” stated Shovelin. Even in light of the well publicized turmoil in the financial markets, Alliance Bank and Trust has posted 10 consecutive quarters of profitability and perhaps more importantly, the Bank closed out the second quarter of 2008 with a tier one capital ratio of 18.6% and a loan portfolio that included no sub-prime mortgages.

Dr. Larry Pearson, Vice Chairman of Alliance Bank and Trust added that the momentum gained through our most recent branch openings in Kings Mountain and Gastonia provides an excellent opportunity to move deposit marketshare and increase the branding recognition of Alliance Bank and Trust.

Mr. Dan C. Ayscue, Chief Financial Officer and Chief Operation Officer has been named Interim President/CEO. Mr. Ayscue was also an organizing officer of Alliance Bank and Trust and has 20 years banking experience. Mr. Shovelin praised Mr. Ayscue for his leadership as Chief Financial Officer and the expertise he’s brought to the Bank in strengthening its capital position and excellent earnings record.

Chartered in 2004, Alliance Bank and Trust is a North Carolina state-chartered full service community bank. The Bank reported assets of over $167 million as of June, 2008. Alliance Bank & Trust (www.alliancebankandtrust.com) specializes in serving the banking needs of small businesses, professionals and individuals in Cleveland, Gaston and contiguous counties. The Bank has four branches in Gaston and Cleveland Counties – 292 W. Main Ave., Gastonia, NC; 412 S. Dekalb St., Shelby, NC; 209

S. Battleground Ave., Kings Mountain, NC and at 2227 Union Rd, Gastonia, NC. Member FDIC

This press release contains forward-looking statements regarding future events. These statements are only predictions and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in the Company's filings with the Federal Deposit Insurance Corporation.   Alliance Bank & Trust Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

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